CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-145333 of the COLI VUL-4 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated April 13, 2012 on the financial statements and financial highlights of each of the investment divisions of COLI VUL-4 Series Account of Great-West Life & Annuity Insurance Company and of our report dated February 29, 2012 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries, both appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 27, 2012